                         AGREEMENT AND PLAN OF EXCHANGE

        AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), dated as of January ___,
2002, between Diversified Resources Group, Inc., a Utah corporation ("DRGR"),
Tampa Bay Financial, Inc.. a Florida corporation ("TBF"), and Aero Group
International Corporation, a Nevada corporation (the "Company" or "AGI") and all of the Shareholders and affiliates of the Company whose names appear on Exhibit
"A" hereto (the "Shareholders").

                                   Witnesseth:

        WHEREAS, the Shareholders are the legal and beneficial owners of all of the outstanding shares of stock of the Company.

        WHEREAS, the Shareholders desire to exchange one hundred percent (100%)
of the capital stock of the Company for shares of Common Stock of DRGR, and DRGR desires to effect such exchange and purchase, all on the terms and conditions hereinafter set forth, in such a manner that the exchange will constitute a tax-free reorganization pursuant to the provisions of Section 368(1)(B) of the
Internal Revenue Code of 1986, as amended.

        NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings hereinafter set forth, the parties do hereby adopt said
Agreement, and, in order to consummate said plan, do hereby agree as follows:

        1. Delivery of Shares of the Company. The Shareholders agree to transfer and deliver to DRGR, and DRGR agrees to acquire shares of the capital stock of the Company from the Shareholders as set forth in Exhibit "A" attached hereto and by this reference made a part hereof.

Consideration for Transfer of Shares.

At Closing, DRGR shall issue 50,500,000 shares of its common stock to the
Shareholders of AGI, which shall be released to the shareholders at closing.

DRGR shall also agree to release an additional 349,500,000 shares based on the achievement of the attached forecasted levels on a generally accepted accounting principles basis (the "performance conditions") to be released upon the compliance with the conditions precedent, subject to action of the shareholders increasing the number of shares authorized to $750,000,000, for which
500,000,000 will be issued and 250,000,000 will remain in the treasury of the
Company, until further action of the Board. Shares shall be released as follows:

102,000,000 shares to be released upon the transfer of ownership of five (5) A-4
Skyhawks as contemplated in the attached forecasted projections.

100,000,000 shares to be released upon the transfer of ownership of four (4)
MIG-21s as contemplated in the attached forecasted projections.

100,000,000 shares to be released upon the transfer of ownership of two (2)
Hawker Hunters as contemplated in the attached forecasted projections.

17,500,000 shares to be released upon the achievement of $300,000 in gross pre-tax profit, for which the ability to earn these shares shall not exceed three years.

15,000,000 shares to be released upon the achievement of $1,500,000 of gross pre-tax profit, for which the ability to earn these shares shall not exceed three years.

15,000,000 shares to be released upon the achievement of $2,500,000 of gross pre-tax profit, for which the ability to earn these shares shall not exceed three years.

        In addition, TBF shall pay $100,000.00 to DRGR/AGI on or before closing and issue a Note Payable to the Corporation for $250,000, of which $150,000.00 shall be payable 10 days after closing, as part of a settlement of TBF's liability to DRGR as more fully described in the attached Funding and Stock
        Subscription Agreement, which is incorporated herein by reference.
        Furthermore, TBF, DRGR, Company and Affiliates shall forgive any all amounts outstanding and owing amongst the parties. TBF will pay or settle all existing liabilities of DRGR no later than 60 days post-closing.

        DRGR shall issue no more than 23,112,522 shares of its common stock under form S-8 to TBF in settlement of all service obligations outstanding prior and subsequent to closing.

        2. Miscellaneous Provisions Relating to Delivery of DRGR's Common Stock.
No fractional shares of Common Stock of DRGR will be delivered, and the number of shares to be issued to any Shareholder of the Company will be rounded up to the nearest whole share if the Shareholder is entitled to receive one-half or more of a share, and rounded down to the nearest whole share if the Shareholder is entitled to receive less than one-half of a share.

        3. Access to Books and Records. Except as hereinafter provided, DRGR and its officers, employees and agents, shall have full access at all reasonable times from and after the date hereof to the plants, facilities, books and records of the Company, and the Company and the Shareholders shall cooperate fully with DRGR to the end that it may become familiar with the properties and business of the Company. DRGR agrees to treat any information which is disclosed to DRGR by the Company and is proprietary or confidential to the Company as confidential information, and in the event the Closing does not take place, all documents will be returned to the Company, and DRGR will not make or retain copies of any documents or make use of any confidential information disclosed to it in the conduct of its business, nor disclose said information to any third parties under any circumstances.

        4. Operation as a Wholly-Owned Subsidiary. After giving effect to the transaction contemplated hereby, DRGR will own all the issued and outstanding shares of the Company, and the Company will be a wholly-owned subsidiary of DRGR operating under such name as is selected by the management of the Company. All operational and management control of DRGR will be turned over to AGI as of the date of the Closing. Contemporaneously with the closing of this transaction, all present officers and directors of DRGR will resign, except Carl Smith, and any necessary corporate minutes and/or changes to the by-laws will be completed. The
Shareholders shall elect all of the new directors and officers post-closing.

        5. Closing. The Closing of the exchange provided for herein will take place at the law offices of Craig I. Kelley, P.A., 1655 Palm Beach Lakes Blvd, Suite
1012, West Palm Beach, FL 33401 on January 30, 2002, such date being herein referred to as the "Closing Date". At the Closing, the Company and the
Shareholders shall deliver to DRGR all certificates, assignments, and other instruments which may be necessary, desirable, or appropriate in order to transfer to DRGR all of the outstanding shares of capital stock of the Company, all in form and substance reasonably satisfactory to counsel for DRGR. At such
Closing, DRGR shall deliver to the Company certificates evidencing the shares of
Common Stock of DRGR to be delivered to the Shareholders pursuant hereto, together with such other instruments as may be necessary, desirable, or appropriate to accomplish such transfers all in form and substance satisfactory to counsel for the Shareholders and DRGR.

        6. Representations and Warranties of the Company and the Shareholders.
The Company and the Shareholders, jointly and severally, represent and warrant to
DRGR as follows:

                (a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of
Nevada, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business. The Company has delivered to DRGR a copy of its Articles of Incorporation and all amendments thereto, certified by the Secretary of State of the State of Nevada, and a copy of its By-Laws as amended, certified by its Secretary, which documents are complete and correct as of the date of this Agreement.

                (b) Subsidiaries, Etc. The Company has no subsidiaries and is not party to any partnership, joint venture or similar agreement, that has not been previously disclosed.

                (c) Capital Stock. The authorized capital stock of Aero Group
International Corporation consists of 50,000,000 shares of Common Stock, of which
10,000 shares are issued and outstanding. All of said outstanding shares of the
Company have been duly authorized and validly issued, and are fully paid and non-assessable. There are no options, warrants or other agreements or commitments which are now or may in the future obligate the Company to issue or purchase any shares of its capital stock or other securities.

                (d) Financial Statements. The Company has delivered to DRGR a balance sheet (the "Balance Sheet") of the Company as of December 31, 2001 (the "Balance
Sheet Date") and an income statement and statement of retained earnings from inception to such date. Such statements have been audited by an independent certified public accounting firm, and initialed by officers of the Company and DRGR for identification. All of such financial statements are complete and fairly present the financial position of the Company on the indicated dates and the results of its operations for the indicated periods. All of such statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis. The Company has no liabilities, whether absolute, accrued, contingent or otherwise, other than (i) liabilities disclosed on the Balance
Sheet, or (ii) liabilities incurred in "arms-length" transactions in the ordinary course of business since the Balance Sheet Date.

                (e) Breaches of Contracts, Etc. Neither the execution nor the delivery of this Agreement by the Company, nor the performance of any of its obligations hereunder, will result in a breach or violation of any term or provision of or constitute a default under any indenture, mortgage or other agreement or instrument to which the Company is a party.

                (f) Conflict of Interests. Neither the Company nor any of its
affiliates (as this term is defined in the Securities Act of 1933 [the "1933 Act"]
and in the rules and regulations promulgated by the Securities and Exchange Commission
["SEC"] thereunder) has, either directly or indirectly, (i) an interest in any corporation, partnership, proprietorship, association or other person or entity that produces or sells those products and services that are produced or sold by the Company, or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company may be bound (except for commissions payable under the Company's commission fee arrangement with its employees). For the purpose of this subparagraph, there shall be disregarded any interest which arises solely from the ownership of less than a five percent (5%)
equity interest in a corporation which has a class of securities regularly traded on any securities exchange or in the over-the-counter market, or quoted on any inter dealer quotation system.

                (g) Disclosure. No representations or warranties in this Agreement and no statement contained in any document (including, without limitation, financial statements and schedules), certificate, or other writing furnished or to be furnished to DRGR or any of its representatives pursuant to the provisions hereof or in connection with the contemplated transactions, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Documents delivered or to be delivered to DRGR pursuant to this
Agreement are or will be true and complete copies of what they purport to be.

        7. Representations and Warranties of DRGR. DRGR represents and warrants to and agrees with the Company and the Shareholders as follows:

                (a) Organization and Standing. DRGR is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business.

                (b) Capital Stock. The authorized capital stock of DRGR consists of one hundred million (100,000,000) shares of Common Stock, $0.005 par value, of which 26,387,478 shares are currently issued and outstanding and 23,112,522 shares are contemplated to be issued for past services under form S-8. All of said outstanding shares are validly issued, fully paid and non-assessable.
Post-closing, TBF and shareholders agree to vote their shares in an action by shareholders without a meeting to increase the authorized common shares of the
Company to a minimum of 750,000,000, of which 250,000,000 shares shall remain in the treasury until further action by the Board, and change the name of the
Company to Aero Group International Corporation. DRGR does not have outstanding and has not agreed, orally or in writing, to issue any stock or securities convertible or exchangeable for any shares of its stock, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options, warrants, or rights to purchase or otherwise acquire its stock. DRGR is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock.

                (c) Validity of Shares. The shares of Common Stock to be delivered by DRGR pursuant to this Agreement will, when so delivered, be validly issued and outstanding, fully paid and non-assessable. The Shareholders will have, and upon exchange thereof pursuant to the terms of this Agreement, good and marketable title to the Shares, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws.

                (d) Changes, Dividends, Etc. Prior to the Closing hereunder, DRGR will not split, combine or otherwise change or reclassify its outstanding Common
Stock or declare or distribute any cash or stock dividend upon such Common Stock.

                (e) Authorization of Agreement. The execution, delivery and performance of this Agreement by DRGR has been duly authorized by DRGR's Board of Directors, and will not result in any breach of or violate or constitute a default under its Articles of Incorporation or By-Laws or any indenture, mortgage or other agreement or instrument to which it is a party.

                (f) No Violation of Law, Etc. Neither the execution, nor the delivery of this Agreement by DRGR, nor the performance of any of its obligations hereunder will result in a breach or violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court having jurisdiction over DRGR or any of its assets or rights, or result in the creation or imposition of any lien, charge or encumbrance of any kind whatever on any of such assets or rights. DRGR has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities other than violations that have been or, before the closing and exchange contemplated herein, will be corrected by post-issuance filings. Furthermore, it is acknowledged that DRGR was de-listed from the OTC-BB in or about 1998, and will file all necessary forms required by the NASD to be listed on the OTC-BB no later than May 1, 2002. There is no pending litigation, suits, claims, administrative proceedings, SEC violations, and there have been no notices of late filings by the SEC. DRGR has complied with all applicable SEC reporting requirements. Unless instructed to the contrary by the Board of DRGR, at no additional cost to DRGR or AGI, TBF shall maintain full compliance with all SEC rules, regulations and laws and shall file all necessary forms and documents to maintain full SEC compliance and assure DRGR is a fully compliant and trading company until such time as it is listed on the OTC-BB.

                (g) Financial Statements. DRGR has delivered to the Company its annual reports for the past year which contains a consolidated balance sheet as of
December 31, 2000 and the related statement of consolidated income for the year then ended and quarterly reports as of September 30, 2001. Such financial statements have been initialed by officers of DRGR and the Company for identification. Such financial statements are true, accurate and complete, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of
DRGR at such date, and the results of its operations for the period therein specified. Except as set forth in such financial statements, DRGR has no liabilities whether contingent or otherwise, whether or not required to be disclosed on the financial statements.

                (h) No Material Changes. Since September 30, 2001, there has been no material change in the condition (financial or otherwise), assets, liabilities, capitalization or business of DRGR, which have not been disclosed to the
Company.

        8. Conditions to the Obligations of DRGR. The obligations of DRGR under this Agreement are subject to the following conditions precedent:

                (a) All representations and warranties of the Company and the Share-
holders contained herein and in any certificate or other instrument delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, shall be true on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

                (b) The Company shall have performed and complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them, respectively, on or before the Closing Date.

                (c) The Company shall have delivered to DRGR true and complete copies, certified by the Secretary, of Resolutions of its Board of Directors and
shareholders evidencing approval of the execution, delivery and performance of this Agreement.

                (d) No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

                (e) The Company shall own, or be licensed or otherwise have the right to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses used in or necessary for the conduct of its business as heretofore conducted.

                (f) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned in this Paragraph 9 or incident to any such transaction shall be reasonably satisfactory in form and substance to DRGR and its counsel.

                (g) DRGR shall have determined in its reasonable discretion that the financial statements of the Company (i) have been audited by a firm of independent certified public accountants that is a member of the SEC Practice
Section of the AICPA, and (ii) contain the financial information required to be filed by DRGR under applicable rules and regulations of the SEC.

The conditions contained in this Paragraph 9 are included herein for the benefit of DRGR and, without constituting a waiver of any of its other rights hereunder, may be waived, in whole or in part, by DRGR.

        9. Conditions and Obligations of the Company and the Shareholders. The
obligations of the Company and the Shareholders under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

                (a) All representations and warranties of DRGR contained herein and in any certificate or other instrument delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, shall be true on the
Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

                (b) DRGR shall have performed and complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it on or before the Closing Date.

                (c) DRGR shall have delivered to the Company a certificate of its
Chief Executive Officer or a Vice Chief Executive Officer and its Secretary or an
Assistant Secretary, dated at the Closing Date, certifying in such detail as the
Company may reasonably request to the fulfillment of the conditions specified in this Agreement.

                (d) The Board of Directors of DRGR shall have taken all necessary action to authorize the execution and performance of this Agreement, including the delivery of shares of Common Stock of DRGR to the Company in accordance with this Agreement, and DRGR shall have delivered to the Company true and complete copies certified by its Secretary or Assistant Secretary, of Resolutions of its
Board of Directors evidencing such action.

                (e) No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

                (f) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned in this Paragraph 10 or incident to any such transaction shall be reasonably satisfactory in form and substance to the Company and its counsel.

The conditions contained in this Paragraph 10 are included herein for the benefit of the Company and its Shareholders who are parties hereto and, without constituting a waiver of any of its rights hereunder, may be waived, in whole or in part, by the Company.

        10. Certain Covenants Prior to Closing.

                (a) The Company will use its best efforts, and take such other action as may be necessary, to fulfill all of the conditions contained herein and to authorize and consummate, and cause its officers to authorize and consummate, all of the transactions herein contemplated.

                (b) DRGR will use its best efforts, and take such other action as may be necessary, to fulfill all of the conditions contained herein and to authorize and consummate all of the transactions herein contemplated.

                (c) Between the date of this Agreement and the Closing Date, the
Company shall (a) give DRGR and its authorized representatives full access to all offices, warehouses and other facilities and properties of the Company and to the books and records of the Company (and permit DRGR to make copies thereof),
(b) permit DRGR to make inspections thereof, and (c) cause its officers and its advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish DRGR with such financial and operating data and other information with respect to the business and properties of the Company, and to discuss with DRGR and its authorized representatives the affairs of the Company, all as DRGR may from time to time reasonably request, subject to the confidentiality and non-disclosure provisions of paragraph #3 above.

                (d) Between the date of this Agreement and the Closing Date, the parties shall give notice to each other promptly upon becoming aware of (a) any inaccuracy of a representation or warranty set forth in any schedule or (b) any event or state of facts that, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation and warranty to be inaccurate, any such notice to describe such inaccuracy, event or state of facts in reasonable detail.

                (e) Between the date of this Agreement and the Closing Date, the
Company shall cause (a) copies of all reports and other documents given to the members of the Board of Directors (or any committee thereof) of the Company to be delivered to DRGR at the same time and (b) copies of the minutes of all meetings of, and actions taken without a meeting by, the Board of Directors (or any committee thereof) of the Company to be delivered to DRGR promptly after the preparation thereof. Between the date of this Agreement and the Closing, the
Company shall give DRGR at least three (3) days prior notice of any meeting of or action to be taken without a meeting by, the Board of Directors or committee thereof, of the Company and shall cause the Company to permit one individual designated by DRGR to attend each such meeting as an observer.

                (f) After the Closing Date, DRGR and the Company shall discuss and coordinate with respect to any public filing or announcement concerning any of the contemplated transactions and events associated with DRGR and AGI. TBF shall be responsible for issuing all appropriate press releases and announcements, as well as assist in the implementation of a strategic plan for public relations and dissemination of promotional materials and to create visibility and public awareness for DRGR/AGI post-closing, unless such obligations are withdrawn by the Company and/or voluntarily undertaken by the Company.

        11. Survival of Representations and Warranties; Indemnification. All
representations, warranties and agreements contained in this Agreement shall survive the Closing for a period of six (6) months, notwithstanding any investigation conducted with respect thereto; however, a party shall have no liability with respect to a representation and warranty, or an agreement to be performed or complied with prior to the Closing Date, to the extent that the inaccuracy of such representation and warranty or the failure to perform and comply with such agreement was not intentional and was disclosed in a schedule delivered pursuant to this Agreement. Both the Company and DRGR agree to hold each other harmless on any act either performs other than acts of gross negligence, malfeasance, fraud, theft in their efforts to perform under this
Agreement. DRGR and its Chairman/Chief Executive Officer asserts and indemnifies that DRGR has no pending litigation or disputes of any kind that could ultimately result in litigation. Furthermore, each of the respective parties have conducted, or will conduct, and are relying solely on their own independent research, investigation and due diligence of each other, the Company, DRGR, and the merits of the proposed transaction set forth herein. All the parties hereto, and their individual representatives, agents, and officers release and hold harmless Craig I. Kelley, P.A. and Craig I. Kelley, Esquire, and acknowledge that he and his firm have provided no advice or legal opinions to either side regarding the merits of the transaction, or legal issues involving securities or transactional law. The parties herein have been advised of the recommendation to hire respective securities counsel to properly advise them of their rights, responsibilities, obligations, and ramifications pursuant to the transaction contemplated within this Agreement.

        12. Post Closing Covenants. The Company and the Shareholders under this
Agreement shall, following the Closing Date, obligated perform the following covenants upon request for a period of 1 year after closing:

                (a) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, a schedule, listing all promissory notes payable by the
Company, all agreements of the Company to borrow money from others, and all commitments by others to lend money to the Company. As to each note, obligation to borrow and loan commitment, such schedule accurately sets forth the interest rate, terms of payment of principal and interest, identity of security (if any)
and any other material terms of such indebtedness. The Company, to the best of its knowledge, as of the date of such Schedule will not be in default in any respect under, and is not otherwise, in violation or contravention of, any of the terms or provisions of any note, loan agreement, agreement to borrow money from others or any commitment by others to lend money.

                                       10

                (b) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, a complete and accurate schedule, listing and briefly describing all Material Contracts. For this purpose, the term "Material
Contracts" shall be defined to mean (i) all contracts and commitments out of the ordinary course of business; (ii) all contracts and commitments involving an obligation which cannot or, in reasonable probability, will not be performed or terminated within sixty (60) days from the date hereof; (iii) all bonus, incentive compensation, pension, group insurance or employee welfare plans of any nature whatsoever; (iv) all collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees; (v) employment contracts and other contracts, agreements or commitments to or with individual employees, agents or consultants extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereof; or (vi) all other contracts or commitments providing for payments based in any manner upon the sales, purchases or profits of the
Company. As of the date of such schedule, there will not be any material default, of which the Company is aware, in any obligation to be performed by the
Company under any material contract listed on the said schedule.

                (c) Except as identified in a complete and accurate schedule to be supplementally delivered to DRGR post closing, at the request of DRGR, the
Company, as of the date of such schedule will not be engaged in or threatened with any legal action or other proceeding before any court or administrative agency. The Company, as of the date of such schedule, will not have violated any laws, regulations or order applicable to its business or activities, and the conduct of the present business of the Company at the present location is in conformity with all zoning and building code requirements.

                (d) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, a complete and accurate schedule listing all domestic and foreign patents, patent applications, licenses, formulae, trademarks, trade names and copyrights owned or held by the Company as of the date of such schedule, and a summary of the terms of all agreements relating to technology, know-how or processes which the Company is licensed or authorized to use by others. Except as set forth in this schedule, as of the date of such schedule, the Company has the sole and exclusive right to use the patents, trademarks, trade names, copyright, technology, know-how, processes, names and likenesses referred to therein, and the consummation of the contemplated transactions does not alter or impair any such rights as of the date of such schedule; no claims have been asserted by any person to the use of any such patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses or challenging or questioning the validity or effectiveness of any such licenses or agreements, and there is no valid basis for any such claim and the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes, names and likenesses by the Company does not infringe on the rights of any person.

                                       11

                (e) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, complete and accurate schedules, listing each salaried employee of the Company as of the date of such schedule, together with each employee who is paid on an hourly basis and showing their respective rates of compensation
(including bonuses, if any) and fringe benefits (including vacation time accrued to the Balance Sheet Date). As of the date of such schedule, the Company will have paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services employed by them, other than amounts that have not yet become payable in accordance with the Company's customary practices. Except as set forth in the schedule, the Company is not liable for any severance pay or other payments on account of termination of any former employee except as listed in this schedule, is in compliance with all applicable laws respecting employment and employment practices, and terms and conditions of employment and wages and hours as of the date of such schedule.

                (f) Except as identified in a complete and accurate schedule, to be supplementally delivered to DRGR post closing, at the request of DRGR, the
Company does not have, none of its employees are covered by, and the Company does not have any present obligation, as of the date of such schedule, with respect to, any bonus, deferred compensation, other than to the existing corporate officers and professionals, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in subparagraph (1), whether formal or informal (collectively "Plans"). The schedule contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each of those Plans, and the Balance Sheet reflects in the aggregate an accrual of all amounts accrued but unpaid under such Plans as of their respective dates. The Company has performed and complied with all of its obligations under or with respect to such Plans, as of the date of such schedule, and such Plans have operated in accordance with their terms.
The Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional Plans as of the date of such schedule.

                (g) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, complete and accurate schedules of all accounts receivable at the time of such schedules. All accounts receivable of the Company, whether or not reflected in the Balance Sheet, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Subject to such reserves, each of the accounts receivable has been collected in full or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.

                                       12

                (h) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, complete and accurate schedules of all inventories. All inventory of the Company, whether or not reflected in the Balance Sheet, will consist of a quality and quantity usable and salable in the ordinary course of business at the time of such schedule, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet. All inventories not written off at the time of such schedule have been recorded at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the circumstances of the Company at the time of such schedule. All work in process and finished goods inventory is free from any defect or other deficiency at the time of such schedule.

                (i) The Company shall supplementally deliver to DRGR post closing, at the request of DRGR, a list of any purchase commitments entered into by the Company.
No purchase commitment of the Company will be in excess of normal, ordinary and usual requirements of its business, or will be made at any price in excess of the then current market price, or will contain terms and conditions more onerous than those usually and customary in the industry at the time of such schedule.
In the aggregate, the outstanding bids, sales proposals, contracts or unfilled orders of the Company at the time of such schedule (i) will not (based on costs at the time of such schedule and reasonably foreseeable increases in such costs)
require the Company to supply goods or services at cost to the Company in excess of the revenues to be received therefrom, and (ii) quote prices which include a mark-up over reasonably estimated costs consistent with past mark-ups on similar business.

                (j) Except as supplementally disclosed at closing, in a schedule provided at the request of DRGR, at the time of such schedule, there has been no material adverse change in the condition (financial or otherwise), physical assets, capitalization or business of the Company, no dividend or other distribution declared, paid or made on any of the shares of the Company's capital stock, no direct or indirect redemption, purchase or other acquisition by the Company of any shares of its capital stock, no damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company, no increase in the rate of compensation payable or to become payable to any officer or other employee of the Company (except as disclosed in the schedules of this Paragraph or in the ordinary course of business, no significant labor disturbances, and no other event or condition which materially and adversely affects the business of the Company since the Balance Sheet Date.
Since the Balance Sheet Date, the business of the Company has been conducted diligently and in the ordinary course; the Company has not sold or transferred any of its property or assets except in the ordinary course of business, and no contracts have been entered into by the Company except in the ordinary course of business.

                                       13

                (k) At the time an applicable schedule is prepared, if requested by DRGR, the Company will have filed on a timely basis all tax returns that are or were required to be filed pursuant to the laws, regulations or administrative requirements of each governmental body with taxing power of it or its assets.
The Company shall deliver to DRGR post closing, at the request of DRGR, all such
Tax Returns filed since the Company's inception. At the time of such schedule, the Company paid, all Taxes that have or may have become due pursuant to those
Tax Returns will have, or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are set forth in a schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles consistently applied)
have been provided for in the Balance Sheet.

                (l) The Company shall supplementally deliver to DRGR, post closing at the request of DRGR, a complete and accurate schedule, containing (i) a complete legal description of all real property owned, leased or otherwise used or occupied by the Company at the time of such schedule, (ii) a list of all banks and other institutions in which the Company has any account or safe deposit showing the identifying numbers and names of the persons authorized to draw thereon or have access thereto at the time of such schedule, and (iii) a list of all capitalized machinery, tools, equipment owned, leased or otherwise used by the Company at the time of such schedule.

                (m) The Company shall supplementally deliver to DRGR, post closing at the request of DRGR, a complete and accurate schedule, identified by reference to this subparagraph, listing and briefly describing all policies of fire, liability, life, workmen's compensation and other insurance maintained by the
Company at the time of such schedule. The schedule provided by the Company shall identify all risks that have been designated as being self-insured at the time of such schedule. The schedule shall state whether any insurance carrier has refused to insure any operations or property assets of the Company, nor has any insurance carrier, which has carried, or received any application for, any such insurance limited the coverage during the last three (3) years up until the time of such schedule.

                (n) For a period of one year after execution of this Agreement, there shall be no reverse split of DRGR shares of any kind.

        13. Investment Representation. Each of the Shareholders acknowledges its understanding that the shares of DRGR's Common Stock to be delivered pursuant to this Agreement will not be registered pursuant to the 1933 Act. Each of the
Shareholders further represents to and agrees with DRGR as follows:

                (a) He/She is acquiring the shares of DRGR's Common Stock pursuant to this Agreement for his/her own private personal investment account and with no present intention of reselling or distributing such shares of any portion thereof to others, except as otherwise set forth in a separate schedule.

                                       14

                (b) He/she fully comprehends that in connection with the issuance of shares of DRGR's Common Stock pursuant to this Agreement, DRGR is relying to a material degree on the representations, warranties and covenants contained herein, and with such realization he/she authorizes DRGR to act as it may see fit in full reliance hereon.

                (c) He/she agrees that none of such shares will be transferred or distributed unless (i) they are covered by an effective Registration Statement prepared in accordance with the 1933 Act and are distributed in a manner complying with the 1933 Act and with the Rules and Regulations promulgated thereunder; or (ii) they may be transferred in accordance with Rule 144 of the
Rules and Regulations pursuant to the 1933 Act (or such similar Rule as may be applicable to such shares at the time of transfer) so long as such transfer strictly complies with said Rule 144 and with such procedures as DRGR may reasonably establish in connection therewith; or (iii) there is first delivered to DRGR the written legal opinion of legal counsel in form and substance reasonably satisfactory to DRGR's legal counsel or a "no action letter" from SEC indicating that the sale may be completed without violation of any of the provisions of the 1933 Act and the Rules and Regulations promulgated thereunder.
In the event such legal opinion is based upon the exemption now contained in
Section 4(2) of the 1933 Act, the person acquiring shares or some portion thereof shall execute and deliver to DRGR a letter agreement complying with the
1933 Act and the Rules and Regulations promulgated thereunder.

                (d) He/she hereby agrees that the certificate(s) representing such shares may bear a legend setting forth the restrictions upon transfer which are contained in the foregoing subparagraph (c) and that DRGR may deliver to its transfer agents a "stop transfer order" directing the transfer agents not to effect any transfer of such shares without having received the permission of
DRGR and evidence of compliance with applicable provisions of the 1933 Act and the terms of this Agreement.

                (e) He/she is an accredited investor as such term is defined in Rule
501 promulgated by the SEC under the 1933 Act.

                (f) He/she hereby agrees to indemnify DRGR against and hold it harmless from all losses, liabilities, costs and expenses (including reasonable attorneys' fees) which shall arise as a result of a sale or distribution by him/her of such shares or any portion thereof in violation of the 1933 Act or the terms of this Agreement.

        14. Further Assurances.

                                       15

                (a) At the request of DRGR, and without further consideration, the
Company and Shareholders will execute and deliver such additional instruments of transfer and will take such other action as DRGR reasonably may request in order more effectively to transfer to DRGR full ownership and control of the Company.

                (b) At the request of one or more of the Shareholders, and without further consideration, DRGR will execute and deliver such additional instruments and will take such other actions as Company may reasonably request in order more effectively to carry out the transaction contemplated hereby.

        15. Expenses. Each party shall bear its own expenses incident to the preparation, negotiation and delivery of this Agreement and the performance of its obligations hereunder through Closing. However, if there shall be a breach of this Agreement and either side shall be required to enforce the terms herein post-closing, then the prevailing party shall be entitled to recover all costs and reasonable attorneys' fees.

        16. Remedies. If any party fails to abide by this Agreement, the other parties will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this
Agreement, and to judgment for damages caused by such breach, and to any other remedies provided by applicable law. The parties acknowledge that the subject matter of this Agreement (i.e., the business and assets of the Company) is unique and that no adequate remedy of law would be available for breach of this
Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

        17. Employees of the Company. DRGR agrees to maintain the employment of all of AGI's employees in their present positions, with the same salary and seniority, and maintain the existing professionals at their current level of compensation.

        18. Directors. Four seats on the Board of Directors of DRGR will be available for the Company. A total of five Directors will make up the DRGR Board of Directors. The Shareholders of DRGR shall issue irrevocable proxies to Aero
Group International's designated parties so that such parties may vote those shares to guarantee that such parties maintain control of at least four/fifths of the Board of Directors.

        19. Other Matters.

                (a) No Other Agreements. All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

                                       16

                (b) Amendment. This Agreement may be amended only by a written instrument executed on behalf of DRGR and the Company.

                (c) Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to TBF at 355 Interstate Boulevard, Sarasota, FL 34243; AGI
at 1389 General Aviation Drive, Hangar 16, Melbourne, FL 32935; Craig I. Kelley,
P.A., 1655 Palm Beach Lakes Blvd., Suite 1012, West Palm Beach, FL 33401, or at
such other addresses as may from time to time be designated by the respective parties in writing.

                (d) Assignment. Except as specifically permitted by the terms of this Agreement, neither this Agreement nor any right created hereby shall be assignable by DRGR, TBF, or AGI unless first obtaining prior written consent of all other parties hereto, and any such attempted improper assignment shall be void. Nothing in this agreement, expressed or implied, is intended to convert upon any person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

                (e) Paragraphs and Other Headings. Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                (f) Choice of Law. It is the intention of the parties that the laws of the State of Florida should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.
Venue of any legal proceedings shall be in Palm Beach County, Florida.

                (g) No Waiver. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                (h) Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provisions of this
Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

                (i) Facsimile ands Counterparts. A facsimile copy of this Agreement and any signatures thereon, shall be considered, for all purposes, as originals.
For the purposes of facilitating the proving of this Agreement, as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original.
Such counterparts together shall constitute but one and the same Agreement.

                                       17

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                  Diversified Resources Group, Inc.

                                  By:/s/ Carl L. Smith
                                     Carl L. Smith, Chairman and CEO

                                  Aero Group International Corporation

                                  By:/s/ Mark Daniels
                                     Mark Daniels, CEO

                                  SHAREHOLDERS:

                                  ___________________________________

                                  ___________________________________

                                  ___________________________________

                                  ___________________________________

                                  ___________________________________

                                       18

                                    EXHIBIT A